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                                                                    EXHIBIT 99.1


Contact:
Glenn Nortman
Chief Executive Officer
5B Technologies Corporation
Phone:  (516) 677-6100

                5B TECHNOLOGIES CORPORATION ANNOUNCES SETTLEMENT

                               OF LA VISTA LAWSUIT



WOODBURY, NY, JANUARY 9, 2002- 5B Technologies Corporation (NASDAQ:FIVEC) announced today the settlement of the lawsuit between the Company and La Vista Investors LLC.

The lawsuit had been instituted by La Vista in January 2001 in connection with $1,000,000 of the Company's Series B Preferred Stock previously purchased by La Vista. The terms of the settlement include payment to La Vista of $360,000 in cash (of which $200,000 was provided by 5B's insurance carrier), a 10% promissory note for $360,000 with principal payments in January 2003 and July 2003, and a Warrant (having an aggregate value of $150,000) to purchase 300,000 shares of 5B common stock at an exercise price of $.00001 per share. Additionally, as part of the settlement, La Vista converted $140,000 of the Series B Preferred Stock held by La Vista to 280,000 shares of 5B's common stock at a conversion value of $.50 per share of common stock. The balance of the Series B Preferred Stock held by La Vista, together with a warrant originally issued in connection with the Preferred Stock, was returned to the Company as part of the settlement. The Management of 5B expects the settlement to have a favorable impact on fourth quarter 2001 results and shareholders equity for the year ended December 31, 2001.

Glenn Nortman, Chief Executive Officer of 5B Technologies Corporation, stated, "We are pleased to be able to amicably settle our issues with La Vista. Their investment in 5B was critical to helping the Company through the difficult business environment of the past year. I believe that the settlement of this lawsuit will benefit the Company and its shareholders by increasing our shareholder's equity and by having a positive impact on our fourth quarter results".


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ABOUT 5B TECHNOLOGIES CORPORATION 5B Technologies Corporation is a comprehensive business solutions provider, offering customers a wide range of integrated services, including customized design and development of Internet infrastructure and commerce solutions, information technology consulting, local area network and web site security, and systems integration.

DISCLAIMER:
THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES IMPACTING THE COMPANY'S BUSINESS INCLUDING INCREASED COMPETITION; THE ABILITY OF THE COMPANY TO EXPAND ITS OPERATIONS THROUGH EITHER ACQUISITIONS OR INTERNAL GROWTH, TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS, AND TO EXPAND COMMERCIAL AND INVESTMENT BANKING RELATIONSHIPS AS BOTH A SOURCE OF FUNDING AND STOCK SUPPORT; THE AVAILABILITY OF COMPUTER EQUIPMENT; TECHNOLOGICAL OBSOLESCENCE; GENERAL ECONOMIC CONDITIONS; AND OTHER RISKS DETAILED TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC).

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